Exhibit 99.1

For Immediate Release
Contact:	William C. DeWitt
401-574-1541
bdewitt@bankri.com

Bank Rhode Island Names Robert H. Wischnowsky

Chief Information Officer

PROVIDENCE, RI, December 1, 2008 – Bank Rhode Island announced today the appointment of Robert H. Wischnowsky to the position of executive vice president for operations and technology and chief information officer. In this role, Wischnowsky will oversee the Operations, Technology and Risk Management functions of the Bank. He also will become a vice president of the Bank’s holding company, Bancorp Rhode Island, Inc.

Wischnowsky, 51, joins the Bank with nearly 30 years of business technology and risk management experience. Most recently he held the position of senior vice president information systems and chief information officer at Tercet Capital, LLC in Smithfield, a Registered Investment Adviser that he helped form in 2004. Wischnowsky managed the technology and operational development of the Tercet Retirement Solution, the office automation environment, the technical infrastructure and sales and marketing activities and was part of the executive team.

Prior to Tercet Capital, Wischnowsky spent 19 years with FleetBoston Financial and its predecessor Fleet companies, rising from audit manager to senior vice president and functional audit director to managing director, information and operational risk management. Prior to the Bank of America merger, Wischnowsky served as executive vice president and chief technology officer, where he oversaw FleetBoston’s information technology infrastructure in North America and Latin America.

“I am absolutely delighted to announce that Bob Wischnowsky is joining us,” said Bank Rhode Island President and CEO Merrill Sherman. “Bob’s experience at FleetBoston, combined with his more recent position at a smaller firm, places him in a unique position to help take this institution to the next level.” She added, “Bob combines the expertise gained at a larger institution with the hands-on-entrepreneurial culture we value at Bank Rhode Island.”

Wischnowsky is a member of the Bryant University Technology Advisor Board, a charter member of The Infrastructure Executive Council and serves on the Advisory Board of

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Big Brothers of RI. In 2004, he was named as one of ComputerWorld Magazine’s Premier 100 IT Leaders. A graduate of Bryant University with a B.S. in Accounting, Wischnowsky resides in Coventry, R.I.

Bank Rhode Island, a wholly-owned subsidiary of Bancorp Rhode Island, Inc. (NASDAQ:BARI), is a full-service, FDIC-insured financial institution headquartered in Providence, Rhode Island. The Bank operates 16 branches throughout Providence, Kent and Washington Counties. As of September 30, 2008, Bancorp Rhode Island’s total assets stood at $1.5 billion and total deposits were $1.0 billion.

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